As filed with the Securities and Exchange Commission on April 12, 2013

Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EDGEN GROUP INC.
(Exact name of registrant as specified in its charter)

State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification No.
Delaware	38-3860801

18444 Highland Road
Baton Rouge, LA 70809
(Address, including zip code, of registrant’s principal executive offices)

EDGEN GROUP INC. 2012 OMNIBUS INCENTIVE PLAN
 (Full title of the plan)

Daniel J. O’Leary Chairman, President and Chief Executive Officer 18444 Highland Road Baton Rouge, Louisiana 70809 (225) 756-9868	With copy to: J. Michael Robinson, Jr. Senior Vice President and General Counsel 18444 Highland Road Baton Rouge, Louisiana 70809 (225) 756-9868
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   [  ]                                                                                                                                            Accelerated filer                     [  ]
Non-accelerated filer    [X]                                                                                                                                           Smaller reporting company   [  ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share	909,803 shares(2)	$6.98	$6,350,425	$866.20

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock, par value $0.0001 per share, of the Registrant (the “Class A Common Stock”) that become issuable under the Edgen Group Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(2) Represents shares of Class A Common Stock that were automatically added to the shares authorized for issuance under the 2012 Plan on January 1, 2013, pursuant to an “evergreen” provision contained in the 2012 Plan. Pursuant to such provision, on January 1st of each year, commencing in 2013 and continuing through and including January 1, 2022, the number of shares authorized for issuance under the 2012 Plan is automatically increased by five percent (5%) of the aggregate number of shares of the Class A Common Stock outstanding on December 31st of the preceding calendar year, or such lesser number of shares that may be determined by the Registrant’s Board of Directors.

(3) A maximum offering price of $6,350,425 was estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, based upon the average high and low prices of the Class A Common Stock on April 9, 2013, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

The 2012 Plan reserved a total of 7,700,000 shares of our Class A Common Stock for issuance when it was originally adopted and approved by our Board of Directors and stockholders on April 26, 2012.  The “evergreen” provision of the 2012 Plan provides that the total number of shares reserved for issuance under the 2012 Plan shall be increased automatically on each January 1, commencing in 2013 and continuing through and including January 1, 2022, by five percent (5%) of the aggregate number of shares of our Class A Common Stock outstanding on December 31st of the preceding calendar year, or such lesser number of shares that may be determined by the Registrant’s Board of Directors. We initially registered 7,700,000 shares of our Class A Common Stock reserved for issuance under the 2012 Plan on a registration statement on Form S-8 (File No. 333-181112) filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2012. We are registering an additional  909,803 shares that have been reserved for issuance pursuant to the “evergreen” provision of the 2012 Plan with the filing of this registration statement on Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this registration statement:

(a)  The Registrant’s earlier registration statement on Form S-8 relating to the 2012 Omnibus Incentive Plan, previously filed with the Commission on May 2, 2012 (File No. 333-181112);

(b)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 15, 2013;

(c)  The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 29, 2013;

(d)  The Registrant’s Current Reports on Form 8-K filed with the Commission on January 30, 2013, February 7, 2013,  February 21, 2013, March 14, 2013, and March 21, 2013;

(e)  The Registrant’s Current Report on Form 8-K/A filed with the Commission on March 15, 2013;

(f)   The description of the Registrant’s Class A Common Stock contained in its Registration Statement on Form 8-A, which was filed with the Commission on April 17, 2012 (File No. 001-35513); and

(g)  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement.  Each document incorporated by reference into this Registration Statement will be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission, until the information contained in such document is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into Indemnification Agreements with each of its directors and executive officers whereby it agrees to fully indemnify and hold harmless each such person if he or she was or is a party to, among other things, any threatened, pending or completed action, suit, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, by reason of such person’s status as a director, officer, manager, employee, agent or fiduciary of the Company. A director or executive officer is not to be indemnified against any claim for which payment has actually been made under any insurance policy or other indemnity provision, for an accounting of profits made from the purchase and sale of securities of the Registrant, in connection with any proceeding initiated by the director or executive officer or if it is adjudicated that the director or executive officer failed to act in good faith and in a manner such director or executive officer reasonably believed to be in, or not opposed to, the best interests of the Registrant. The agreement lasts for so long as such person is a director, officer, employee or agent of the Registrant and for so long as such person is subject to any proceeding by reason of such status.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

		Incorporated by Reference to:
Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit or Other Reference
4.1	Amended and Restated Certificate of Incorporation of Edgen Group Inc.	The Company’s Current Report on Form 8-K filed on May 2, 2012	001-35513	3.1
4.2	Amended and Restated Bylaws of Edgen Group Inc.	The Company’s Current Report on Form 8-K filed on May 2, 2012	001-35513	3.2
4.3	Form of Investors and Registration Rights Agreement	The Company’s Registration Statement on Form S-1 filed on April 17, 2012	333-178790	10.18
4.4	Edgen Group Inc. 2012 Omnibus Incentive Plan	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on May 10, 2012	001-35513	10.21

4.5	Form of Award Letters for Restricted Stock Issued to Executive Officers pursuant to the 2012 Omnibus Incentive Plan	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013	001-35513	10.32
4.6	Form of Award Letters for Restricted Stock Issued to Directors pursuant to the 2012 Omnibus Incentive Plan	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013	001-35513	10.33
5.1	Opinion of Counsel
23.1	Consent of Counsel (contained in the opinion filed as Exhibit 5.1 to this registration statement)
23.2	Consent of KPMG LLP
23.3	Consent of Deloitte & Touche LLP
24	Power of Attorney (included in signature page to the registration statement).

Item 9.  Undertakings.

(a)           Undertakings required by Item 512(a) of Regulation S-K
The undersigned Registrant hereby undertakes:
(1)	(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Undertakings required by Item 512(b) of Regulation S-K

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Undertakings required by Item 512(h) of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baton Rouge, State of Louisiana, on the 12th day of April, 2013.

Edgen Group Inc. (Registrant) By: /s/ Daniel J. O’Leary Daniel J. O’Leary Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Daniel J. O’Leary and David L. Laxton, III his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and other governmental authorities, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel J. O’Leary	Chairman, President and Chief Executive	April 12, 2013
Daniel J. O’Leary	Officer (Principal Executive Officer)

/s/ David L. Laxton, III	Executive Vice President and Chief Financial	April 12, 2013
David L. Laxton, III	Officer (Principal Financial Officer)

/s/ Daniel D. Keaton	Senior Vice President and Chief Accounting	April 12, 2013
Daniel D. Keaton	Officer (Principal Accounting Officer)

/s/ Nicholas Daraviras	Director	April 12, 2013
Nicholas Daraviras

/s/ Edward J. DiPaolo	Director	April 12, 2013
Edward J. DiPaolo

/s/ Samir G. Gibara	Director	April 12, 2013
Samir G. Gibara

/s/ Cynthia L. Hostetler	Director	April 12, 2013
Cynthia L. Hostetler

/s/ John J. Kennedy	Director	April 12, 2013
John J. Kennedy

/s/ James L. Luikart	Director	April 12, 2013
James L. Luikart